Exhibit 99.1

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Landmark PALISADE Trial of AR101 Published in

New England Journal of Medicine

— Treatment with AR101 significantly increased the amount of peanut protein tolerated and reduced the number and severity of reactions to peanut protein —

— Aimmune conference call Monday, November 19 at 8:00 a.m. Eastern —

BRISBANE, California, November 18, 2018 — Aimmune Therapeutics, Inc. (Nasdaq:AIMT), a biopharmaceutical company developing treatments for potentially life-threatening food allergies, today announced that the New England Journal of Medicine (NEJM) has published the full results of the landmark phase 3 PALISADE clinical trial of AR101, Aimmune’s investigational biologic oral immunotherapy for desensitization of patients with peanut allergy. PALISADE is the largest and first successful phase 3 peanut allergy immunotherapy trial to date.

“This publication in the New England Journal of Medicine recognizes the rigor, scale and importance of the PALISADE trial, which will inform ongoing research in food allergy and could change practice for peanut allergy,” said A. Wesley Burks, M.D., Executive Dean and Curnen Distinguished Professor of Pediatrics, University of North Carolina School of Medicine, member of the Aimmune Scientific Advisory Board, and senior author of the NEJM publication. “Peanut allergy demands lifelong vigilance to avoid accidental exposures, and the unpredictable severity of reactions that do occur can take a toll on children and families. By significantly reducing the frequency and severity of allergic reactions to peanut, AR101 could provide reassurance and make a meaningful, beneficial impact on people’s daily lives.”

As reported in the NEJM article, “AR101 Oral Immunotherapy for Peanut Allergy,”1 PALISADE met its primary endpoint and key secondary endpoints. In the trial’s primary analysis of peanut-allergic children and adolescents ages 4–17, AR101 treatment resulted in a significant increase in the amount of peanut protein tolerated, compared to placebo. The increase, which was measured through a series of doses in an exit food challenge, suggests that AR101-treated patients could expect to have protection against reactions to accidental peanut exposures.

In a real-world translation of the amounts of peanut protein tolerated (where one whole peanut kernel contains approximately 250–300 mg of peanut protein), 67% of AR101 patients tolerated a single dose of at least 2 peanuts; among AR101 patients who completed the trial, 85% percent tolerated this level, which is equivalent to 3–4 peanuts of total exposure. Also, 50% of AR101 patients tolerated the highest challenge level, a single dose equivalent to 3–4 peanuts (7–8 peanuts total exposure).

AR101 treatment also resulted in a reduction in the number and severity of reactions in the exit food challenge, compared to placebo. In the exit challenge,10% of AR101 patients received epinephrine, and the median dose at which it was given was 1,000 mg of peanut protein (or 2,043 mg of total exposure), compared to 53% of placebo patients at a median dose of 100 mg. This corresponds to an overall 81% reduction in epinephrine use in AR101 patients across all levels of the exit challenge, with a 99% reduction at the 300-mg level and a 94% reduction at the 600-mg level.

AR101 demonstrated a favorable safety profile in the highly atopic patient population enrolled in PALISADE. Treatment-emergent adverse events occurred in more than 95% of patients in both trial groups, and nearly all were mild or moderate in severity. In AR101 patients who experienced treatment-related adverse events, 2.4% experienced severe adverse events and 1.1% experienced serious adverse events. Epinephrine was used for severe adverse events in two patients, one of which was the single case of anaphylaxis in the trial.

“PALISADE is the largest and most rigorously conducted oral immunotherapy trial for peanut allergy ever reported, as well as the first to use an independent, blinded assessor, and the first to accept participants with a past medical history of severe or life-threatening anaphylaxis,” said Daniel C. Adelman, M.D., Chief Medical Officer of Aimmune. “We’re pleased and grateful to share the success of this groundbreaking trial and its recognition by the New England Journal of Medicine with all of the patients and their families who made it possible, along with the allergists, clinical and research teams, and advocates who put years of collaborative effort toward having an effective, approved treatment for food allergy.”

“This publication in the New England Journal of Medicine signifies our progress and momentum towards making an approved therapy available to the millions of families who want a robust, reliable peanut allergy treatment that can provide protection in cases of accidental exposures. We are excited to be submitting our applications for marketing approval in the United States next month and in Europe in the middle of next year,” said Jayson Dallas, M.D., President and CEO of Aimmune. “At the same time, the publication exemplifies our commitment to the entire food allergy community to not only be transparent, but also to contribute to our collective understanding and advance the field of food allergy.”

Conference Call and Webcast Information

Aimmune will host a conference call and live audio webcast Monday, November 19, 2018, at 8:00 a.m. EST / 5:00 a.m. PST to discuss the New England Journal of Medicine publication of the PALISADE results. The conference call and associated slide deck will be accessible via the company’s website at www.aimmune.com on the Events page under Investor Relations. Please connect to the company’s website at least 15 minutes prior to the start of the conference call to ensure adequate time for any software download that may be required to listen to the webcast. Alternatively, participants may dial 1-877-497-1438 (domestic) or 1-262-558-6296 (international) and refer to conference ID 6672628. An archived copy of the webcast will be available on the company’s website for at least 30 days after the conference call.

About PALISADE

PALISADE (Peanut Allergy oral Immunotherapy Study of AR101 for Desensitization, clinicaltrials.gov number NCT02635776) was an international, randomized (3:1), double-blind, placebo-controlled, phase 3 trial to evaluate the efficacy and safety of AR101 in patients with peanut allergy. PALISADE was conducted at 66 sites in 10 countries in North American and Europe, where 496 patients ages 4–17 received either AR101 or placebo (372 AR101, 124 placebo), along with 55 adults ages 18–49, who were not part of the primary analysis. To meet PALISADE’s inclusion criteria, patients could tolerate no more than the 30-mg dose of peanut protein in an entry double-blind, placebo-controlled food challenge (DBPCFC), which consisted of consecutive doses of 1, 3, 10, 30 and 100 mg of peanut protein, given 20 to 30 minutes apart, as tolerated with no more than mild symptoms. Patients enrolled in PALISADE underwent a dose escalation period of approximately 22 weeks to reach a maintenance dose of 300 mg per day of AR101 or placebo, then continued with daily maintenance at 300 mg per day of AR101 or placebo for approximately six months. At that point, patients underwent an exit DBPCFC, which tested consecutive doses of 3, 10, 30, 100, 300, 600 and 1,000 mg of peanut protein, given 20 to 30 minutes apart, as tolerated with no more than mild symptoms. Both the entry and exit DBPCFCs used an independent, blinded assessor. Following the completion of the exit DBPCFC, patients were unblinded and eligible to rollover or crossover into the follow-on ARC004 clinical trial, as appropriate.

About Peanut Allergy

Peanut allergy is increasingly prevalent among children in the United States and other industrialized countries; in the United States from 1997 to 2008, peanut allergy tripled (from 1-in-250 children to 1-in-70 children).2-5 Peanut allergy usually persists into adulthood,6-9 can be life-threatening, and accounts for the majority of deaths related to food allergy.10 There are no approved treatment options for peanut allergy11 — the standard of care has been a strict elimination diet and the timely administration of rescue medications in case of an allergic reaction from accidental exposure.12-14 Despite vigilance, accidental exposures may occur15,16 and cause reactions of unpredictable severity,17 leading to a lifelong risk of severe reactions.

About AR101

AR101 is a new, peanut-derived investigational oral biologic drug for use in oral immunotherapy in patients with peanut allergy. The drug, which is manufactured in accordance with current Good Manufacturing Practices (cGMP), delivers a daily dose of peanut protein with a characterized protein profile, analyzed to ensure consistent major allergen content. The amount of active ingredient in each AR101 capsule is controlled to ensure minimal variability of allergen content across doses of a given strength. AR101 is administered as an oral powder in graduated doses in pull-apart capsules or foil-laminate sachets. The contents are mixed thoroughly with a few spoonfuls of age-appropriate, unheated food of the patient’s choice.

About Aimmune Therapeutics

Aimmune Therapeutics, Inc., is a biopharmaceutical company developing treatments for life-threatening food allergies. The company’s Characterized Oral Desensitization ImmunoTherapy (CODIT™) approach is intended to provide meaningful levels of protection against allergic reactions resulting from accidental exposure to food allergens by desensitizing patients with defined, precise amounts of key allergens. Aimmune’s first investigational biologic product using CODIT™, AR101 for the treatment of peanut allergy, has received the FDA’s Breakthrough Therapy Designation for the desensitization of peanut-allergic patients 4–17 years of age. Aimmune plans to submit regulatory filings for marketing approval of AR101 in the United States and Europe based on data from the pivotal Phase 3 PALISADE clinical trial of AR101, which in 4–17-year-old subjects met its primary and key secondary endpoints, and additional ongoing and completed AR101 clinical trials. For more information, please see www.aimmune.com.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding: Aimmune’s expectations regarding the potential benefits of AR101; Aimmune’s expectations regarding the anticipated timing of any future clinical trials; Aimmune’s expectations on regulatory submissions for marketing approval of AR101 for peanut allergy in the United States and Europe, including the timing of these submissions; Aimmune’s expectations regarding the potential commercial launch of AR101, including the timing of a potential approval of AR101; and Aimmune’s expectations regarding potential applications of the CODIT™ approach to treating life-threatening food allergies. Risks and uncertainties that contribute to the uncertain nature of the forward-looking statements include: the expectation that Aimmune will need additional funds to finance its operations; Aimmune’s or any of its collaborative partners’ ability to initiate and/or complete clinical trials; the unpredictability of the regulatory process; the possibility that Aimmune’s or any of its collaborative partners’ clinical trials will not be successful; Aimmune’s dependence on the success of AR101; Aimmune’s reliance on third parties for the manufacture of Aimmune’s product candidates; possible regulatory developments in the United States and foreign countries; and Aimmune’s ability to attract and retain senior management personnel. These and other risks and uncertainties are described more fully in Aimmune’s most recent filings with the Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for the quarter ended September 30, 2018. All forward-looking statements contained in this press release speak only as of the date on which they were made. Aimmune undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

This press release concerns a product that is under clinical investigation and that has not yet been approved for marketing by the U.S. Food and Drug Administration (FDA) or the European Medicines Agency (EMA). It is currently limited to investigational use, and no representation is made as to its safety or effectiveness for the purposes for which it is being investigated.

References

1.	Vickery BP, Vereda A, Casale TB, et al. AR101 oral immunotherapy for peanut allergy. New Engl J Med 2018; DOI: 10.1056/NEJMoa1812856.
2.	Gupta RS, Springston EE, Warrier MR, et al. The prevalence, severity and distribution of childhood food allergy in the United States. Pediatrics 2011;128(1):e9-e17.
3.	Sicherer SH, Muñoz-Furlong A, Burks AW, Sampson HA. Prevalence of peanut and tree nut allergy in the US determined by a random digit dial telephone survey. J Allergy Clin Immunol 1999;103:559-62.
4.	Sicherer SH, Muñoz-Furlong A, Godbold JH, Sampson HA. US prevalence of self-reported peanut, tree nut, and sesame allergy: 11-year follow-up. J Allergy Clin Immunol 2010;125:1322-6.
5.	Grimshaw KE, Bryant T, Oliver EM, et al. Incidence and risk factors for food hypersensitivity in UK infants: results from a birth cohort study. Clin Transl Allergy 2016;6:1.
6.	Crespo JF, James JM, Fernandez-Rodriguez C, Rodriguez J. Food allergy: nuts and tree nuts. Br J Nutr 2006; 96:Suppl 2:S95-S102.
7.	Moreno MA. Guidelines for children with peanut allergy. JAMA Pediatr 2017;171:100.
8.	Skolnick HS, Conover-Walker MK, Koerner CB, Sampson HA, Burks W, Wood RA. The natural history of peanut allergy. J Allergy Clin Immunol 2001;107:367-74.

9.	Fleischer DM, Conover-Walker MK, Christie L, Burks AW, Wood RA. The natural progression of peanut allergy: resolution and the possibility of recurrence. J Allergy Clin Immunol 2003;112:183-9.
10.	Bock SA, Muñoz-Furlong A, Sampson HA. Fatalities due to anaphylactic reactions to foods. J Allergy Clin Immunol 2001;107:191-3.
11.	Yu W, Freeland DMH, Nadeau KC. Food allergy: immune mechanisms, diagnosis and immunotherapy. Nat Rev Immunol 2016;16:751-65.
12.

Boyce JA, Assa’ad A, Burks AW, et al. Guidelines for the diagnosis and management of food allergy in the United States: report of the NIAID-sponsored expert panel. J Allergy Clin Immunol 2010;126:Suppl:S1-S58.

13.	Sampson HA, Aceves S, Bock SA, et al. Food allergy: a practice parameter update — 2014. J Allergy Clin Immunol 2014;134(5):1016-25.e43.
14.	Muraro A, Werfel T, Hoffmann-Sommergruber K, et al. EAACI food allergy and anaphylaxis guidelines: diagnosis and management of food allergy. Allergy 2014;69:1008-25.
15.

Rimbaud L, Heraud F, La Vieille S, Leblanc J-C, Crépet A. Quantitative risk assessment relating to the inadvertent presence of peanut allergens in various food product. Int Food Risk Anal J 2013;3:1-11.

16.	Vander Leek TK, Liu AH, Stefanski K, Blacker B, Bock SA. The natural history of peanut allergy in young children and its association with serum peanut-specific IgE. J Pediatr 2000;137:749-55.
17.	Allen KJ, Remington BC, Baumert JL, et al. Allergen reference doses for precautionary labeling (VITAL 2.0): clinical implications. J Allergy Clin Immunol 2014;133:156-64.

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Contacts:

Investors

Laura Hansen, Ph.D.

(650) 396-3814

lhansen@aimmune.com

Media

Alison Marquiss

(650) 376-5583

amarquiss@aimmune.com